Exhibit 15
ACCOUNTANTS’ ACKNOWLEDGEMENT
To the Shareholders and Board of Directors
Zoetis Inc.:
We hereby acknowledge our awareness of the use therein of our report dated May 15, 2013, included within the Quarterly Report on Form 10-Q of Zoetis Inc. for the quarter ended March 31, 2013, in the Registration Statement filed on Form S-8, dated February 1, 2013, (File No. 333-186367).
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/KPMG LLP
New York, New York
May 15, 2013